INTERNAL REVENUE SERVICE                  DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
P. O. BOX 2508
CINCINNATI, OH  45201
                                          Employer Identification Number:
Date:  AUG 11, 1994                              38-0519407

                                          File Folder Number:
EMPIRE NATIONAL BANK                             380000369
C/O ROBERT B. JOHNSTON                    Person to Contact:
HOWARD & HOWARD ATTORNEYS P C             PAT MITCHELL
1400 N. WOODWARD AVE., SUITE 250          Contact Telephone Number:
BLOOMFIELD HILLS, MI  48304               (513) 684-3241
                                          Plan Name:
                                           EMPIRE NATIONAL BANK SAVINGS
                                           INVESTMENT AND RETIREMENT PLAN
                                           Plan Number:  001

Dear Applicant:
We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

This determination is subject to your adoption of the proposed amendments submitted in your letter dated August 2, 1994. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

This determination letter is applicable for the amendment(s) adopted on April 7, 1994.

This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

This plan satisfies the nondiscrimination in amount requirement of section 1.401(a)(4)-1(b)(2) of the regulations on the basis of a design-based safe harbor described in the regulations.

This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 401(b) of the Code.

The plan qualifies for Extended Reliance described in the last paragraph of Publication 794 under the caption "Limitations of a Favorable
Determination Letter."

We have sent a copy of this letter to your representative as indicated in the power of attorney.

If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.


                                          Sincerely yours,


                                          /s/ C. Ashley Bullard
                                          _____________________
                                          C. Ashley Bullard
                                          District Director


Enclosures:
Publication 794
Reporting & Disclosure Guide
  for Employee Benefit Plans